                                                                   Exhibit 10.38


                              MKS INSTRUMENTS, INC.

                                 NINTH AMENDMENT

                                TO LOAN AGREEMENT


         This Ninth Amendment (the "Amendment") dated as of July 31, 2001 concerns the Loan Agreement dated as of October 31, 1995 (the "Loan Agreement"), between MKS Instruments, Inc. (the "Borrower") and Fleet National Bank (f/k/a BankBoston, N.A. and The First National Bank of Boston, the "Lender"), as amended on February 23, 1996, February 4, 1997, February 3, 1998, January 28, 1999, January 1, 2000, September 1, 2000, January 1, 2001 and April 30, 2001.
Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Loan Agreement.

         WHEREAS, the Loan Agreement was previously amended to provide for terms consistent with those set forth in the First Amended and Restated Loan Agreement among the Borrower, the Lender and The Chase Manhattan Bank, which is now being replaced by a new Credit Agreement (the "Credit Agreement"); and

         WHEREAS, the Lender and the Borrower are willing to amend the Loan Agreement to make its terms consistent with the terms in the Credit Agreement;

         NOW, THEREFORE, the Lender and the Borrower agree as follows:

         Section 1. Amendment of the Loan Agreement.

         (A) Article I of the Loan Agreement is hereby amended by the deletion of all subsection numbers at the beginnings of the definitions, the deletion of the definitions of "Base Rate", "Cash Flow Ratio", "Consolidated Debt Service", "Debt-to-New Worth Ratio", "Indebtedness", and "Sub S Dividends", and the addition of the following definitions in alphabetical order:

                   "Accounts" shall mean, at any time, all accounts receivable of Borrower and its subsidiaries on a consolidated basis determined in accordance with GAAP appearing on the Borrower's consolidated balance sheet.

                   "Adjustment Date" shall mean the first day of the month immediately following the month in which a Compliance Certificate is to be delivered by the Borrower pursuant to Section 6.1(c).

                   "Applicable Margin" shall mean for each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date, the applicable margin set forth below with respect to the Debt-To-Tangible Net Worth Ratio, as determined for the most recent fiscal quarter for which the Borrower has delivered its financial statements pursuant to Section 6.1(a) or (b) and Compliance Certificate pursuant to Section 6.1(c):

                           DEBT-TO-TANGIBLE             APPLICABLE MARGIN
                            NET WORTH RATIO              FOR LIBOR LOANS
                       Greater than or equal to               2.00%
                       0.50:1.00

                       Less than 0.50:1.00 but                1.50%
                       greater than or equal to
                       0.25:1.00

                       Less than 0.25:1.00                    1.25%

                   "Base Rate" shall mean the higher of (a) the annual rate of interest announced from time to time by Lender at Lender's office at 100 Federal Street, Boston, Massachusetts, as its "base rate" or (b) one-half of one percent (1/2%) above the Federal Funds Effective Rate. For the purposes of this definition, "Federal Funds Effective Rate" shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Lender from three funds brokers of recognized standing selected by the Lender.

                  "Change in Control" shall be deemed to have occurred at such time after the date hereof that any person (other than, in the case of clause (ii) below, John R. Bertucci, together with its affiliates and associates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the "Exchange Act") or any successor rule thereto):

                           (i) shall file with the Securities and Exchange
                  Commission and deliver to the Borrower a report under or in response to Schedule 13D or 14D-1 (or any successor schedule, form or report) pursuant to the Exchange Act disclosing that such person has become the beneficial owner (as defined in Rule 13D-3 under the Exchange Act, or any successor provisions) of more than 25% of the total voting power of all classes of voting stock of the Borrower or


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                           (ii) shall succeed in having a sufficient number of
                  its nominees elected to the board of directors of the Borrower such that such nominees so elected (whether new or continuing as directors) shall constitute a majority of the board of directors of the Borrower.

                  "Consolidated Current Liabilities" shall mean, at any time, all current liabilities of Borrower and its subsidiaries on a consolidated basis that in accordance with GAAP are properly classified as current liabilities plus all other indebtedness for borrowed money except such indebtedness that is subordinated to the payment of the Obligations pursuant to an agreement in form and substance acceptable to the Lender ("Subordinated Debt").

                  "Consolidated Quick Assets" shall mean, at any time, the sum of the cash, Accounts, Short Term Investments and Long Term Fixed Income Investments of the Borrower and its Subsidiaries, provided the sum of Long Term Fixed Income Investments shall not exceed 25% of the amount of the Borrower's cash..

                  "Consolidated Total Liabilities" shall mean, at any time, all liabilities of the Borrower and its Subsidiaries on a consolidated basis that in accordance with GAAP are properly classified as liabilities on the Borrowers' consolidated balance sheet plus the sum of (i) the face amount of outstanding Letters of Credit, (ii) sales of receivables described in clause (f) of the definition of "Indebtedness" below and (iii) Synthetic Leases. In computing such aggregate liabilities, the "amount" of the liability with respect to any such sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Borrower or any of its wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, and the "amount" of any Synthetic Lease shall be the stipulated loss value, termination value or other equivalent amount.

                  "ERISA" shall have the meaning set forth in Section 4.12.

                  "GAAP" shall mean generally accepted accounting principles.

                  "Indebtedness" shall mean, for any Person,

                           (a) all obligations of any other Person the payment
                  or collection of which such Person has guaranteed (except by reason of endorsement for collection in the ordinary course of business) or in respect of which such Person is liable, contingently or otherwise, including, without limitation, liable by way of agreement to purchase, to provide funds for payment, to supply funds to or otherwise to invest in such other Person, or otherwise to assure a creditor against loss,


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                           (b) all obligations of any other Person for borrowed
                  money or for the deferred purchase price of property or services secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, or other encumbrance upon or in property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness or obligations,

                           (c)  Financing Lease Obligations of such Person,

                           (d) every reimbursement obligation of such Person
                  with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person,

                           (e) every obligation of such Person under any
                  Synthetic Lease,

                           (f) all sales by such Person of (i) accounts or
                  general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively "receivables"), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

                           (g) every obligation of such Person to purchase,
                  redeem, retire or otherwise acquire for value any shares of capital stock of any class issued by such Person, any warrants, options or other rights to acquire any such shares, or any rights measured by the value of such shares, warrants, options or other rights, and

                           (h) every obligation of such Person under any forward
                  contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices.

                  "Loan Documents" shall mean each of this Agreement, the Note and any other document or instrument executed by the Borrower or any of its Affiliates in favor of the Lender in connection with the transactions contemplated hereby.


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                  "Long Term Fixed Income Investments" shall mean investment grade bonds with long-term debt ratings of A- or A3 or higher by at least one nationally recognized rating agency and maturities of three years or less.

                  "Material Subsidiary" shall mean each domestic Subsidiary of the Borrower (other than Massachusetts securities corporations) with gross revenues in excess of 5% of the total gross revenues of the Borrower and its Subsidiaries, determined on a consolidated basis, or assets in excess of 5% of the total assets of Borrower and its Subsidiaries, determined on a consolidated basis, in each case as of the end of Borrower's last fiscal quarter.

                  "Quick Ratio" shall have the meaning set forth in Section
         7.11.

                  "Short Term Investments" shall mean short term investments as determined in accordance with GAAP.

                  "Subordinated Debt" shall have the meaning set forth in the definition of Consolidated Current Liabilities set forth above

                  "Synthetic Lease" shall mean any lease that is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.

                  "Total Liabilities-to-Tangible Net Worth Ratio" shall have the meaning set forth in Section 7.10.

         (B) Section 2.2.1 of the Loan Agreement is hereby deleted in its entirety and replaced by the following:

                  2.2.1. Borrower agrees to pay interest in respect of the unpaid principal amount of the Term Loan from the date of this Agreement until paid in full as follows. The Term Loan shall bear interest at the Base Rate unless the Borrower desires to pay interest on all or a portion of the Term Loan at the LIBOR Rate plus the Applicable Margin; provided, however, that the Applicable Margin shall not be less than 1.5% prior to the first day of the month following the month in which the Borrower shall deliver to the Lender the financial statements required by Section 6.1(b) for the year ended December 31, 2001 and related Compliance Certificate.

          (C) Section 6.1 of the Loan Agreement is hereby deleted in its entirety and replaced by the following:

                  6.1 Reporting Requirements. The Borrower shall furnish to the
         Lender:


                           (a) As soon as available and in any event within forty-five days after the end of each of the first three quarters of each fiscal year of the Borrower and its Subsidiaries, (i) an unaudited consolidated and consolidating balance sheet of the


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         Borrower and its Subsidiaries as of the end of such quarter and (ii)
         unaudited consolidated and consolidating statements of operations, cash flows and stockholders' equity of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail and duly certified by the chief financial officer or treasurer of the Borrower as having been prepared in accordance with generally accepted accounting principles consistently applied (subject to addition of notes and ordinary year-end audit adjustments), together with a certificate of the chief financial officer or treasurer of the Borrower stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower proposes to take with respect thereto;

                           (b) As soon as available and in any event within ninety days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the audited consolidated statements of operations, cash flows and stockholders' equity of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by the unqualified opinion with respect thereto of the Borrower's independent public accountants and a certification by such accountants stating that they have reviewed this Agreement and whether, in making their audit, they have become aware of any Default or Event of Default and if so, describing its nature, along with the related unaudited consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the unaudited consolidating statements of operations, cash flows and stockholders' equity of the Borrower and its Subsidiaries for such fiscal year;

                           (c) Concurrent with, and no later than the required date for delivery of the financial information outlined in Sections 6.1(a) and (b), a certificate signed by the chief financial officer or treasurer of the Borrower substantially in the form of Exhibit D hereto (the "Compliance Certificate");

                           (d) Not later than forty-five days after the end of each fiscal year of the Borrower, the Borrower's representative forecast for the next fiscal year on a consolidated basis, including, at a minimum, projected statements of profit and loss and projected cash flow, prepared in accordance with generally accepted accounting principles consistently applied;

                           (e) Promptly upon receipt thereof, one copy of each other report submitted to the Borrower or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any Material Subsidiary;

                           (f) Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court, arbitration tribunal or governmental regulatory authority, commission, bureau, agency or public regulatory body that, if determined adversely to the Borrower or any Subsidiary of the Borrower, would be reasonably likely


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
          to have a material adverse effect on the consolidated financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole;

                           (g) As soon as possible, and in any event within five days after the Borrower shall know of the occurrence of any Default or Event of Default, the written statement of the chief financial officer or treasurer of the Borrower setting forth details of such Default or Event of Default and action that the Borrower proposes to take with respect thereto;

                           (h) As soon as possible, and in any event within five days after the occurrence thereof, written notice as to any other event of which the Borrower becomes aware that with the passage of time, the giving of notice or otherwise, is reasonably likely to result in a material adverse change in the consolidated financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole;

                           (i) Promptly after Borrower becomes aware thereof, written notice of any noncompliance with ERISA that with the passage of time, the giving of notice or otherwise, is reasonably likely to result in a liability to the Borrower in excess of $1,000,000; and

                           (j) Such other information respecting the business or properties or the condition or operations, financial or otherwise, of the Borrower as the Lender may from time to time reasonably request.

         (D) Section 6.3(a) of the Loan Agreement is hereby deleted in its entirety and replaced by the following:

                           (a) The Borrower will continue to engage in business of the same general nature as the business currently engaged in by the Borrower. The Borrower will at all times maintain, preserve and protect all material franchises and trade names and preserve all the Borrower's material tangible property used or useful in the conduct of its business and keep the same in good repair, working order and condition, ordinary wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, betterments, and improvements thereto so that the business carried on in connection therewith may be conducted properly and advantageously at all times; provided that nothing in this Section 6.3 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries (including the voluntary liquidation and dissolution of a Subsidiary other than a Material Subsidiary) if such discontinuance is, in the judgment of the borrower, desirable in the conduct of its or their business and does not materially adversely affect the business of the Borrower and its Subsidiaries on a combined basis.

         (E) Article VI of the Loan Agreement is hereby further amended by the addition of the following new Section 6.9:


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                  Guaranties. The Borrower shall cause any Subsidiary that
         becomes a Material Subsidiary promptly thereafter to execute and deliver a Guaranty to the Lender.

         (F) Article VII of the Loan Agreement is hereby deleted in its entirety and replaced by the following:

                                  ARTICLE VII.


                       NEGATIVE COVENANTS OF THE BORROWER

                  The Borrower covenants and agrees that from the date of execution of this Agreement and until the payment in full of the principal of and interest upon the Notes and payment and performance of all other Obligations, unless the Lender shall otherwise consent in writing, the Borrower will not, and will not cause or permit any of its Subsidiaries to:

                  7.1 Sale of Assets; Mergers, Etc.

                           (a) Sale of Assets. Except for sales in the ordinary course of business, sell, transfer, or otherwise dispose of, to any Person any assets (including the securities of any Subsidiary) other than assets having an aggregate fair market value less than five percent (5%) of Borrower's Consolidated Tangible Net Worth.

                           (b) Mergers, Etc. Consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into it, or acquire all or substantially all of the capital stock or assets of any Person, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets to any Person, except that

                           (1) a Subsidiary may consolidate with or merge into,
                  or sell, assign, lease or otherwise dispose of any or all of its assets to, the Borrower or another Subsidiary; and

                           (2) the Borrower or any of its Subsidiaries may
                  acquire all or substantially all of the capital stock or assets of any Person or consolidate or merge with any Person provided (i) such Person is engaged in a line of business substantially similar to one or more of Borrower's existing lines of business, (ii) the aggregate purchase price liability incurred between the date hereof and the Revolver Termination Date, including all contingent liabilities, when aggregated with all such acquisitions and any Investments permitted under
                  Section 7.6(3) during such period shall not exceed $20,000,000, and if 80% or more of the purchase price is paid in


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                  capital stock of the Borrower, 20% of Consolidated Tangible
                  Net Worth as of the end of the most recent fiscal quarter,
                  (iii) based on a pro forma calculation of the ratios set forth in Sections 7.9 - 7.11 as of the date such acquisition is closed, assuming consolidation of the acquired business with the Borrower for the four full fiscal quarters ended immediately preceding such closing and pro forma debt and debt service payments based on scheduled principal payments, including acquisition borrowings, if any, and pro forma interest on total debt at then prevailing borrowing rates, Borrower is in compliance with the financial covenants set forth in Sections 7.9 - 7.11, and (iv) all contingent liability and contingent payment obligations incurred by Borrower or any of its Subsidiaries in connection with such transaction shall be reasonably acceptable to the Lender.

         7.2. Liens and Encumbrances.

                           (a) Create incur, assume or permit to exist any of its real or personal property, whether now owned or subsequently acquired, to be subject to any Lien other than Liens described below (which may herein be referred to as "Permitted Liens"):

                                    (1) Liens securing the payment of taxes,
                           assessments or governmental charges or levies or the demands of suppliers, mechanics, carriers, warehousers, landlords and other like Persons, which payments are not yet due and payable or (as to taxes) may be paid without interest or penalty; provided, that, if such payments are due and payable, such Liens shall be permitted hereunder only to the extent that (A) all claims that the Liens secure are being actively contested in good faith and by appropriate proceedings, (B) adequate book reserves have been established with respect thereto to the extent required by generally accepted accounting principles, and (C) such Liens do not in the aggregate materially interfere with the owning company's use of property necessary or material to the conduct of the business of the Borrower and its Subsidiaries taken as a whole;

                                    (2) Liens incurred or deposits made in the
                           ordinary course of business (A) in connection with worker's compensation, unemployment insurance, social security and other like laws, or (B) to secure the performance of letters of credit, bids, tenders, sales contracts, leases, statutory obligations, surety, appeal and performance bonds and other similar obligations, in each


                                      -9-
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                           case not incurred in connection with the borrowing of
                           money, the obtaining of advances or the payment of the deferred purchase price of property;

                                    (3) Liens not otherwise described in Section
                           7.2(a)(1) or (2) that are incurred in the ordinary course of business and are incidental to the conduct of its business or ownership of its property, were not incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of property and do not in the aggregate materially detract from the value of, or materially interfere with the owning company's use of, property necessary or material to the conduct of the business of the Borrower and its Subsidiaries taken as a whole;

                                    (4) Liens in favor of the Lender;

                                    (5) Judgment liens or attachments that shall
                           not have been in existence for a period longer than 30 days after the creation thereof, or if a stay of execution shall have been obtained, for a period longer than 30 days after the expiration of such stay or if such an attachment is being actively contested in good faith and by appropriate proceedings, for a period longer than 30 days after the creation thereof;

                                    (6) Liens existing as of the Closing Date
                           and disclosed on the Disclosure Schedule hereto;

                                    (7) Liens provided for in equipment or
                           Financing Leases (including financing statements and undertakings to file financing statements) provided that they are limited to the equipment subject to such leases and the proceeds thereof;

                                    (8) Leases or subleases with third parties
                           or licenses and sublicenses granted to third parties not interfering in any material respect with the business of the Borrower or any Subsidiary of the Borrower;

                                    (9) Any Lien on any asset of any corporation
                           existing at the time such corporation is merged into or consolidated with (or acquired in accordance with Section 7.1(b) by) the Borrower or a Subsidiary of the Borrower and not created in contemplation of such event;


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                                    (10) Any Lien existing on any asset prior to
                           the acquisition thereof by the Borrower or any Subsidiary of the Borrower and not created in contemplation of such event;

                                    (11) Liens in respect of any purchase money
                           obligations for tangible property used in its business, which obligations shall not at any time exceed 5% of Consolidated Tangible Net Worth, provided that any such encumbrances shall not extend to property and assets of the Borrower or any Subsidiary not financed by such a purchase money obligation;

                                    (12) Easements, rights of way, restrictions
                           and other similar charges or Liens relating to real property and not interfering in a material way with the ordinary conduct of its business; and

                                    (13) Liens on its property or assets created
                           in connection with the refinancing of Indebtedness secured by Permitted Liens on such property, provided that the amount of Indebtedness secured by any such Lien shall not be increased as a result of such refinancing and no such Lien shall extend to property and assets of the Borrower or any Subsidiary not encumbered prior to any such refinancing.

                           (b) In case any property is subjected to a Lien in
                  violation of Section 7.2(a), the Borrower will make or cause to be made provision whereby the Note will be secured equally and ratably with all other obligations secured by such property, and in any case the Note shall have the benefit, to the full extent that the holder may be entitled thereto under applicable law, of an equitable Lien equally and ratably securing the Note. Such violation of Section 7.2(a) shall constitute an Event of Default hereunder, whether or not any such provision is made pursuant to this Section 7.2(b).

                           (c) None of the equity interests of the Borrower or
                  any Subsidiary in any Subsidiary is subject to any Lien (including any Permitted Lien), and neither the Borrower nor any Subsidiary will agree with any third party not to cause or permit any of its real or personal property, whether now owned or subsequently acquired, to be subject to Liens (with or without exceptions).

                           (d) Cause or permit or (ii) agree or consent to cause
                  or permit in the future (upon the happening of a contingency or otherwise), any of its equity interests in any Subsidiary to be subject to any Lien (including any Permitted Lien).


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                  7.3 Sales and Leasebacks. Sell or transfer any of their
         property and become, directly or indirectly, liable as the lessee under a lease of such property (other than such transactions between the Subsidiaries and transfers of capital equipment that will be leased pursuant to Financing Leases).

                  7.4 Indebtedness. Create, incur or assume any Indebtedness other than:

                           (1) Indebtedness to the Lender pursuant to this
                  Agreement and Indebtedness pursuant to the Credit Agreement;

                           (2) Financing Lease Obligations, not to exceed
                  $10,000,000 in the aggregate at any one time outstanding;

                           (3) Endorsements for collection, deposit or
                  negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

                           (4) Subordinated Debt:

                           (5) Indebtedness of the Borrower owing to
                  Subsidiaries not otherwise permitted by this Section 7.4 in an aggregate principal amount at any time outstanding not to exceed $5,000,000;

                           (6) Indebtedness of Subsidiaries owing to the
                  Borrower not otherwise permitted by this Section 7.4 in an aggregate principal amount at any time outstanding not to exceed $5,000,000;

                           (7) Indebtedness of any wholly-owned Subsidiary owing
                  to any other wholly-owned Subsidiary;

                           (8) Guarantees by Material Subsidiaries of the
                  Obligations;

                           (9) Indebtedness with respect to Investments
                  permitted by Section 7.6(3) so long as such entities remain Subsidiaries or Affiliates of the Borrower; and

                           (10) Indebtedness not included above and listed on
                  the Disclosure Schedule.

                   7.5 Dividends and Distributions. Declare or pay, directly or indirectly, any dividend (other than a dividend payable solely in the Common Stock of the Borrower) or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any shares of its capital stock or, directly or indirectly, except to the extent permitted by Section 6.2 hereof, redeem, purchase, retire or otherwise acquire for value any shares of any class of its capital stock or set aside any amount for any such purpose; provided, however, that any Subsidiary of the Borrower may declare and pay dividends or make other distributions to the Borrower.

                  7.6 Investments. Except as permitted by Section 7.1, make or maintain any investments, made in cash or by delivery of property or assets, (a) in any Person, whether by acquisition of capital stock, Indebtedness, or other obligations or securities, or by loan or capital contribution, or otherwise, or (b) in any property, whether real or personal, (items (a) and (b) being herein called "Investments") except the following (but only with funds other than proceeds of Advances):

                           (1) Investments in direct obligations of, or
                  guaranteed by, the United States government, its agencies or any public instrumentality thereof and backed by the full faith and credit of the United States government with maturities not to exceed (or an unconditional right to compel purchase within) three years from the date of acquisition;

                           (2) Repurchase agreements collateralized by
                  securities of the U.S. Government and U.S. Government-sponsored securities;

                           (3) Investments in or to any Subsidiary or other
                  Affiliate, provided Borrower remains in compliance with
                  Section 7.1(b);

                           (4) Investments and obligations issued by the United
                  States government, any agency thereof, any state of the United States or any political subdivision of any such state or any public instrumentality thereof with maturities not to exceed (or an unconditional right to compel purchase within) three years from the date of acquisition that are rated AA- or higher by at least one nationally recognized rating agency;

                           (5) Investments and obligations issued by any company
                  (other than a bank) with maturities not to exceed three years from the date of acquisition with a long-term debt rating of A or higher or a short-term debt rating of A1 or P1 by at least one nationally recognized rating agency;

                           (6) Investments in demand and time deposits with,
                  Eurodollar deposits with, certificates of deposit issued by, or obligations or securities fully backed by letters of credit issued by (x) any bank organized under the laws of the United States, any state thereof, the District of Columbia or Canada having combined capital and surplus aggregating at least $500,000,000, or (y) any other bank organized under the laws of a state that is a member of the European Economic Community (or any political subdivision thereof), Japan, the Cayman Islands, or British West Indies having as of any date of determination combined capital and surplus of not less than $500,000,000 or the equivalent thereof (determined in accordance with generally accepted accounting principles);

                           (7) Shares of money market mutual funds registered
                  under the Investment Company Act of 1940, as amended;

                           (8) Foreign currency swaps and hedging arrangements
                  entered into in the ordinary course of business to protect against currency losses, and interest rate swaps and caps entered into in the ordinary course of business to protect against interest rate exposure on Indebtedness bearing interest at a variable rate;

                           (9) Investments in mutual funds (other than money
                  market mutual funds and short term bond funds with individual maturities under three years and aggregate ratings of A- or A3 or higher by at least one nationally recognized rating agency) that in the aggregate shall not exceed $5,000,000;

                           (10) Investments in the form of advances to employees
                  in the ordinary course of business for moving, entertainment, travel and other similar expenses, but not more than $1,000,000 in the aggregate outstanding at any time; and

                           (11) Other Investments existing on the Closing Date
                  and listed on the Disclosure Schedule.

                  7.7 Transactions with Affiliates. Enter into any transaction (including the purchase, sale or exchange of property or the rendering of any service) with any Affiliate except upon fair and reasonable terms that are at least as favorable to the Borrower or the Subsidiary as would be obtained in a comparable arm's-length transaction with a non-Affiliate.

                  7.8 ERISA Compliance. Permit any employee pension benefit plan (as such term is defined in Section 3 of ERISA) maintained by the Borrower or any of its Subsidiaries or in which employees of the Borrower or any of its Subsidiaries is entitled to participate to:

                           (a) engage in any "prohibited transaction" as such term is defined in Section 4975 of the Internal Revenue Code of 1986, as amended, or described in Section 406 of ERISA;

                           (b) incur any "accumulated funding deficiency" as such term is defined in Section 302 of ERISA, whether or not waived; or

                           (c) terminate under circumstances that could result in the imposition of a Lien on the property of the Borrower or any Subsidiary of the Borrower pursuant to Section 4068 of ERISA.

                  7.9 Tangible Net Worth Test. Permit the Consolidated Tangible Net Worth as of the end of each fiscal quarter of the Borrower to be less than the sum of (i) $292,000,000, plus (ii) 80% of Consolidated Net Income (excluding losses), plus (iii) the net proceeds of any equity securities sold by the Borrower after June 30, 2001, for each consecutive fiscal quarter of the Borrower beginning with the quarter ending September 30, 2001, on a cumulative basis.

                  7.10 Total Liabilities-to-Tangible Net Worth Ratio. Permit the ratio ("Total Liabilities-to-Tangible Net Worth Ratio") of the Consolidated Total Liabilities as of the end of each fiscal quarter of the Borrower beginning with the fiscal quarter ending September 30, 2001 to its Consolidated Tangible Net Worth as of the end of each fiscal quarter of the Borrower beginning with the fiscal quarter ending September 30, 2001 to exceed 1 to 1.

                  7.11 Quick Ratio. Permit the ratio (the "Quick Ratio") of (i) Consolidated Quick Assets to (ii) Consolidated Current Liabilities to be less than 2.25 to 1.00.


                  7.12 Capital Expenditures. Make capital expenditures that in the aggregate and on a consolidated basis exceed during each fiscal quarter of the Borrower the sum of $7,000,000 plus the amount by which such expenditures during the immediately preceding quarter, beginning with the quarter ended September 30, 2001, were less than $7,000,000.

                  7.13 Contracts Prohibiting Compliance with Agreement. Enter into any contract or other agreement that would prohibit or in any way restrict the ability of the Borrower to comply with any provision of this Agreement.

          (G) Article VIII of the Loan Agreement is hereby amended by the replacement of existing subsections 8.1(c), (d) (e), (f) and (m) with the following:

                                    (c) A final judgment or settlement for in
                  excess of $3,000,000 shall be rendered against or agreed to by the

                  Borrower or any of its Subsidiaries for the payment of money that, after deducting the amount of any insurance proceeds paid or payable to or on behalf of the Borrower or its Subsidiary in connection with such judgment or settlement, as the case may be, is in excess of $3,000,000, and such judgment shall remain undischarged for a period of thirty (30) days, during which period execution shall not effectively be stayed, or such settlement shall remain unpaid for a period of thirty days after the agreed payment date unless such delay has been agreed to by the other party. If a dispute exists with respect to the liability of any insurance underwriter under any insurance policy of the Borrower or its Subsidiary, no deduction under this subsection shall be made for the insurance proceeds that are the subject of such dispute;

                                   (d) The Borrower or any Subsidiary (except to
                  the extent explicitly permitted by this Agreement), shall (1) voluntarily terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of such Person or of all or a substantial part of the assets of such Person, (2) admit in writing its inability, or be generally unable, to pay its debts as the debts become due, (3) make a general assignment for the benefit of its creditors, (4) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (5) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, (6) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code or applicable state bankruptcy laws or (7) take any corporate action for the purpose of effecting any of the foregoing;

                                   (e) Without its application, approval or
                  consent, a proceeding shall be commenced, in any court of competent jurisdiction, seeking in respect of the Borrower or any domestic Subsidiary: the liquidation, reorganization, dissolution, winding-up, or composition or readjustment of debt, the appointment of a trustee, receiver, liquidator or the like of such Person or of all or any substantial part of the assets of such Person, or other like relief in respect of such Person under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; and, if the proceeding is being contested in good faith by such Person, the same shall continue undismissed, or unstayed and in effect for any period of 45 consecutive days, or an order for relief against such Person shall be entered in any case under the Bankruptcy Code or applicable state bankruptcy laws;

                                    (f) Any foreclosure or other proceedings
                  shall be commenced to enforce, execute or realize upon any lien, encumbrance, attachment, trustee process, mortgage or security interest for payment of an amount in excess of $500,000 against the Borrower or any Subsidiary;

                                    (m) There shall occur a Change in Control;

                  Section 2. Representations and Warranties. The Borrower hereby represents and warrants as follows:

                  (a) The execution and delivery of this Amendment and the performance of this Amendment, the Loan Agreement as amended hereby and each of the other Loan Documents, and the transactions contemplated hereby and thereby, have been authorized by all necessary corporate actions of the Borrower. This Amendment, the Loan Agreement as amended hereby and each of the other Loan Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

                  (b) The Borrower has all requisite corporate power and authority to execute, deliver and perform its obligations under this Amendment, the Loan Agreement as amended hereby and each of the other Loan Documents. Neither the authorization, execution, delivery or performance by the Borrower of this Amendment nor the performance of the Loan Agreement as amended hereby or any other Loan Document nor the performance of the transactions contemplated hereby or thereby violates or will violate any provision of the corporate charter or by-laws of the Borrower, or does or will, with the passage of time or the giving of notice or both, result in a breach of or a default under, or require any consent under or result in the creation of any lien, charge or encumbrance upon any property or assets of the Borrower pursuant to, any material instrument, agreement or other document to which the Borrower is a party or by which the Borrower or any of its properties may be bound or affected.

                  (c) The execution and delivery by the Borrower of this Amendment and the performance by the Borrower of the Loan Agreement as amended hereby and the Loan Documents do not and will not violate any provision of law or regulation applicable to the Borrower, or any writ, order or decree of any court or governmental or regulatory authority or agency applicable to the Borrower.

                  (d) The representations and warranties contained in Article IV of the Loan Agreement are true and correct, and the Borrower and its Subsidiaries are in compliance with all covenants set forth in Article VII of the Loan Agreement, provided that for this purpose that all references to the "Disclosure Schedule" in such Articles IV and VII shall be deemed to mean the Disclosure Schedule attached hereto, which is true and complete.

         Section 3. Loan Documents. This Amendment shall be a Loan Document for all purposes.

         Section 4. Conditions to Effectiveness. The effectiveness of this Amendment is conditioned on the following:

                  (a) The Borrower and the Lender shall each have executed and delivered a counterpart of this Amendment;

                  (b) The representations and warranties contained in Article IV of the Loan Agreement shall be true and correct in all material respects as of the date hereof as though made on and as of the date hereof;

                  (c) No Default or Event of Default under the Loan Agreement shall have occurred and be continuing;

                  (d) The conditions set forth in Sections 5.2-5.5 of the Loan Agreement shall have been met as of the date hereof, provided that for purposes thereof and Section 4.5 of the Loan Agreement, the "Balance Sheet Date" shall mean June 30, 2001 and the financial statements referred to therein shall mean the unaudited statements for the period ended June 30, 2001, that have been furnished to the Lender.

                  (e) The Lender shall have received a certificate of the clerk of the Borrower as to the votes of Borrower's directors authorizing the execution and delivery of this Amendment and the incumbency of the officers authorized to execute this Amendment on behalf of the Borrower and a certificate of the secretary of each of the Guarantors as to the votes of such Guarantor's directors authorizing the execution and delivery of the Guaranty and the incumbency of the officers authorized to execute the Guaranty on behalf of such Guarantor.

         Section 5. Miscellaneous.

                  (a) On and after the date hereof, each reference in the Loan Agreement to "this Agreement" or words of like import shall mean and be deemed to be a reference to the Loan Agreement as amended hereby.

                  (b) Except as amended and modified hereby, the Loan Agreement is in all respects ratified and confirmed as of the date hereof, and the terms, covenants and agreements therein shall remain in full force and effect.

                  (c) This Amendment and the modifications to the Loan Agreement set forth herein shall be deemed to be a document executed under seal and shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

                  (d) This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

                  [Remainder of page intentionally left blank.]

                  IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date and the year first above written.

                                          MKS INSTRUMENTS, INC.


                                          By: /s/ William P Donlan
                                              ---------------------------
                                              Title: Treasurer


                                          FLEET NATIONAL BANK


                                          By: /s/ Daniel G. Head Jr.
                                              ---------------------------
                                              Title: Director